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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                                Onvia.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68338T106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Exhibit Index is found on page 15.

                         (Continued on following pages)

                               Page 1 of 16 Pages

CUSIP No. 68338T106                                           Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Mohr, Davidow Ventures V, L.P. ("MDV V")
      Tax ID Number: 94-3291885
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        948,191 shares, except that Fifth MDV Partners, L.L.C.
                        ("Fifth MDV Partners"), the general partner of MDV V,
                        may be deemed to have sole voting power, and Jonathan D.
                        Feiber ("Feiber"), Nancy J. Schoendorf ("Schoendorf")
                        and Robert C. Chaplinsky ("Chaplinsky"), the members of
                        Fifth MDV Partners, may be deemed to have shared power
                        to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               948,191 shares, except that Fifth MDV Partners, the
    WITH                general partner of MDV V, may be deemed to have sole
                        dispositive power, and Feiber, Schoendorf and
                        Chaplinsky, the members of Fifth MDV Partners, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      948,191
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.36%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                           Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MDV V Entrepreneurs' Network Fund II(A), L.P.
      ("MDV V Entrepreneurs' Network Fund II(A)")
      Tax ID Number: 94-3297336
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        30,417 shares, except that Fifth MDV Partners, L.L.C.
                        ("Fifth MDV Partners"), the general partner of MDV
                        Entrepreneur's Network Fund II(A), may be deemed to have
                        sole voting power, and Jonathan D. Feiber ("Feiber"),
                        Nancy J. Schoendorf ("Schoendorf") and Robert C.
                        Chaplinsky ("Chaplinsky"), the members of Fifth MDV
                        Partners, may be deemed to have shared power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               30,417 shares, except that Fifth MDV Partners, the
    WITH                general partner of MDV Entrepreneur's Network Fund
                        II(A), may be deemed to have sole dispositive power, and
                        Feiber, Schoendorf and Chaplinsky, the members of Fifth
                        MDV Partners, may be deemed to have shared power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,417
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.40%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                           Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MDV Entrepreneurs'Network Fund II(B), L.P.
      ("MDV Entrepreuners' Network Fund II(B)")
      Tax ID Number: 94-3297339
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        40,952 shares, except that Fifth MDV Partners, L.L.C.
                        ("Fifth MDV Partners"), the general partner of MDV
                        Entrepreneur's Network Fund II(B), may be deemed to have
                        sole voting power and Jonathan D. Feiber ("Feiber"),
                        Nancy J. Schoendorf ("Schoendorf") and Robert C.
                        Chaplinsky ("Chaplinsky"), the members of Fifth MDV
                        Partners, may be deemed to have shared power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               40,952 shares, except that Fifth MDV Partners, the
    WITH                general partner of MDV Entrepreneur's Network Fund
                        II(B), may be deemed to have sole dispositive power and
                        Feiber, Schoendorf and Chaplinsky, the members of Fifth
                        MDV Partners, may be deemed to have shared power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      40,952
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.53%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                           Page 5 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Fifth MDV Partners, L.L.C. ("Fifth MDV")
      Tax ID Number: 94-3291887
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,019,560 shares, of which 948,191 are directly owned by
                        MDV V, 30,417 shares are directly owned by MDV
                        Entrepreneurs' Network Fund II(A), 40,952 shares are
                        directly owned by MDV Entrepreneurs' Network Fund II(B).
                        Fifth MDV Partners, the general partner of MDV V, MDV
                        Entrepreneurs' Network Funds II(A) and MDV
                        Entrepreneurs' Network Fund II(B), may be deemed to have
                        sole voting power, and Feiber, Schoendorf and
                        Chaplinsky, the members of Fifth MDV Partners, may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,019,560 shares, of which 948,191 are directly owned by
    WITH                MDV V, 30,417 shares are directly owned by MDV
                        Entrepreneurs' Network Fund II(A), 40,952 shares are
                        directly owned by MDV Entrepreneurs' Network Fund II(B).
                        Fifth MDV Partners, the general partner of MDV V, MDV
                        Entrepreneurs' Network Funds II(A) and MDV
                        Entrepreneurs' Network Fund II(B), may be deemed to have
                        sole dispositive power, and Feiber, Schoendorf and
                        Chaplinsky, the members of Fifth MDV Partners, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,019,560
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.29%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                           Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Mohr, Davidow Ventures V-L, L.P. ("MDV V-L")
      Tax ID Number: 94-3340927
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        232,254 shares except that Fifth-L MDV Partners, L.L.C.
                        ("Fifth-L MDV Partners"), the general partner of MDV
                        V-L, may be deemed to have sole voting power, and
                        Jonathan D. Feiber ("Feiber"), Nancy J. Schoendorf
                        ("Schoendorf") and Robert Chaplinsky ("Chaplinsky"), the
                        members of Fifth MDV-L Partners, may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               232,254 shares except that Fifth-L MDV Partners, the
    WITH                general partner of MDV V-L, may be deemed to have sole
                        dispositive power, and Feiber, Schoendorf, and
                        Chaplinsky, the members of Fifth MDV-L Partners, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      232,254
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.03%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                           Page 7 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Fifth-L MDV Partners, L.L.C. ("Fifth-L MDV Partners")
      Tax ID Number: 94- 33440928
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        232,254 shares, all of which are owned directly by MDV
                        V-L. Fifth-L MDV Partners, the general partner of MDV
                        V-L, may be deemed to have sole voting power, and
                        Feiber, Schoendorf, and Chaplinsky, the members of
                        Fifth-L MDV Partners, may be deemed to have shared power
                        to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               232,254 shares, all of which are owned directly by MDV
    WITH                V-L. Fifth-L MDV Partners, the general partner of MDV
                        V-L, may be deemed to have sole dispositive power, and
                        Feiber, Schoendorf, and Chaplinsky, the members of
                        Fifth-L MDV Partners, may be deemed to have shared power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      232,254
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.03%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                           Page 8 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jonathan D. Feiber ("Feiber")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,251,814 shares, of which 948,191 are directly owned by
  OWNED BY              MDV V, 30,417 are directly owned by MDV Entrepreneurs'
    EACH                Network Fund II(A), 40,952 are directly owned by MDV
  REPORTING             Entrepreneurs' Network Fund II(B) and 232,254 are
   PERSON               directly owned by MDV V-L. Feiber is a general partner
    WITH                of Fifth MDV Partners, the general partner of MDV V, MDV
                        Entrepreneurs' Network Fund II(A) and MDV Entrepreneurs'
                        Network Fund II(B), and Fifth-L MDV Partners, the
                        general partner of MDV V-L, and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,251,814 shares, of which 948,191 are directly owned by MDV V, 30,417 are directly owned by MDV Entrepreneurs' Network Fund II(A), 40,952 are directly owned by MDV Entrepreneurs' Network Fund II(B) and 232,254 are directly owned by MDV V-L. Feiber is a general partner of Fifth MDV Partners, the general partner of MDV V, MDV Entrepreneurs' Network Fund II(A) and MDV Entrepreneurs' Network Fund II(B), and Fifth-L MDV Partners, the general partner of MDV V-L, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,251,814
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.32%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                           Page 9 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Nancy J. Schoendorf ("Schoendorf")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        7,000 shares (issuable upon exercise of options).
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,251,814 shares, of which 948,191 are directly owned by
  OWNED BY              MDV V, 30,417 are directly owned by MDV Entrepreneurs'
    EACH                Network Fund II(A), 40,952 are directly owned by MDV
  REPORTING             Entrepreneurs' Network Fund II(B) and 232,254 are
   PERSON               directly owned by MDV V-L. Schoendorf is a general
    WITH                partner of Fifth MDV Partners, the general partner of
                        MDV V, MDV Entrepreneurs' Network Fund II(A) and MDV
                        Entrepreneurs' Network Fund II(B), and Fifth-L MDV
                        Partners, the general partner of MDV V-L, and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        7,000 shares (issuable upon exercise of options).
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,251,814 shares, of which 948,191 are directly owned by MDV V, 30,417 are directly owned by MDV Entrepreneurs' Network Fund II(A), 40,952 are directly owned by MDV Entrepreneurs' Network Fund II(B) and 232,254 are directly owned by MDV V-L. Schoendorf is a general partner of Fifth MDV Partners, the general partner of MDV V, MDV Entrepreneurs' Network Fund II(A) and MDV Entrepreneurs' Network Fund II(B), and Fifth-L MDV Partners, the general partner of MDV V-L, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,258,814
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.41%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                          Page 10 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert C. Chaplinsky ("Chaplinsky")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,251,814 shares, of which 948,191 are directly owned by
  OWNED BY              MDV V, 30,417 are directly owned by MDV Entrepreneurs'
    EACH                Network Fund II(A), 40,952 are directly owned by MDV
  REPORTING             Entrepreneurs' Network Fund II(B) and 232,254 are
   PERSON               directly owned by MDV V-L. Chaplinsky is a general
    WITH                partner of Fifth MDV Partners, the general partner of
                        MDV V, MDV Entrepreneurs' Network Fund II(A) and MDV
                        Entrepreneurs' Network Fund II(B), and Fifth-L MDV
                        Partners, the general partner of MDV V-L, and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 share.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,251,814 shares, of which 948,191 are directly owned by MDV V, 30,417 are directly owned by MDV Entrepreneurs' Network Fund II(A), 40,952 are directly owned by MDV Entrepreneurs' Network Fund II(B) and 232,254 are directly owned by MDV V-L. Chaplinsky is a general partner of Fifth MDV Partners, the general partner of MDV V, MDV Entrepreneurs' Network Fund II(A) and MDV Entrepreneurs' Network Fund II(B), and Fifth-L MDV Partners, the general partner of MDV V-L, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,251,814
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.32%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 68338T106                                          Page 11 of 16 Pages

ITEM 1(a).        NAME OF ISSUER:

                  Onvia.com, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1260 Mercer Street
                  Seattle, Washington  98109

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Mohr, Davidow Ventures V, L.P., a Delaware limited partnership ("MDV V"), MDV V Entrepreneurs' Network Fund II(A), L.P., a Delaware limited partnership, MDV V Entrepreneurs' Network Fund II(B), L.P., a Delaware limited partnership, Fifth MDV Partners, L.L.C., a Delaware limited liability company ("Fifth MDV Partners"), Mohr, Davidow Ventures V-L, L.P., a Delaware limited partnership ("MDV V-L"), Fifth-L MDV Partners, L.L.C., a Delaware limited liability company ("Fifth-L MDV Partners"), Jonathan D. Feiber ("Feiber"), Nancy J. Schoendorf ("Schoendorf"), and Robert C. Chaplinsky ("Chaplinsky"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  Fifth MDV Partners is the general partner of MDV V, MDV V Entrepreneurs' Network Fund II(A) and MDV V Entrepreneurs' Network Fund II(B), and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV V, MDV V Entrepreneurs' Network Fund II(A) and MDV V Entrepreneurs' Network Fund II(B). Fifth-L MDV Partners is the general partner of MDV V-L, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV V-L. Feiber, Schoendorf and Chaplinsky are the general partners/managing members of Fifth MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV V, MDV V Entrepreneurs' Network Fund II(A) and MDV V Entrepreneurs' Network Fund II(B). Feiber, Schoendorf and Chaplinsky are the general partners/managing members of Fifth-L MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV V-L.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Mohr, Davidow Ventures
                  2775 Sand Hill Road, Suite 240
                  Menlo Park, California  94025

CUSIP No. 68338T106                                          Page 12 of 16 Pages

ITEM 2(c)         CITIZENSHIP:

                  MDV V, MDV V Entrepreneurs' Network Fund II(A), MDV V Entrepreneurs' Network Fund II(B), and MDV V-L are Delaware limited partnerships. Fifth MDV Partners and Fifth-L MDV Partners are Delaware limited liability companies. Feiber, Schoendorf and Chaplinsky are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  68338T106


ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                           (c) Number of shares as to which such person has:

                                    (i)      Sole power to vote or to direct the
                                             vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                                    (ii)     Shared  power to vote or to  direct
                                             the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                                    (iii)    Sole  power to dispose or to direct
                                             the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                                    (iv)     Shared   power  to  dispose  or  to
                                             direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

CUSIP No. 68338T106                                          Page 13 of 16 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of MDV V, MDV V Entrepreneurs' Network Fund II(A), MDV V Entrepreneurs' Network Fund II(B) and MDV V-L and the limited liability company agreements of Fifth MDV and Fifth-L MDV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

CUSIP No. 68338T106                                          Page 14 of 16 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2004

                                      By: /s/  Nancy J. Schoendorf
                                          --------------------------------------
                                          Nancy J. Schoendorf, individually, and
                                          on behalf of MDV V, in her capacity as
                                          a managing member of Fifth MDV
                                          Partners, MDV V, on behalf of MDV V
                                          Entrepreneurs' Network Fund II(A), in
                                          her capacity as a managing member of
                                          Fifth MDV Partners, the general
                                          partner of MDV V Entrepreneurs'
                                          Network Fund II(A), on behalf of MDV V
                                          Entrepreneurs' Network Fund II(B), in
                                          her capacity as a managing member of
                                          Fifth MDV Partners, the general
                                          partner of MDV V Entrepreneurs'
                                          Network Fund II(B), on behalf of MDV
                                          V-L, in her capacity as a managing
                                          member of Fifth-L MDV Partners, the
                                          general partner of MDV V-L, on behalf
                                          of Fifth MDV Partners in her capacity
                                          as a managing member thereof and on
                                          behalf of Fifth-L MDV Partners in her
                                          capacity as a managing member thereof.


                                      By: /s/ Jonathan D. Feiber
                                          --------------------------------------
                                          Jonathan D. Feiber


                                      By: /s/ Robert C. Chaplinsky
                                          --------------------------------------
                                          Robert C. Chaplinksy

CUSIP No. 68338T106                                          Page 15 of 16 Pages

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A: Agreement of Joint Filing                                    16

CUSIP No. 68338T106                                          Page 16 of 16 Pages

                                    EXHIBIT A

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Onvia.com, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing, dated February 14, 2001, are already on file with the appropriate agencies.